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Exhibit 99.8

JOINT FILING AGREEMENT

        In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a Schedule13D (including any and all amendments thereto) with respect to the Common Shares, without par value, including Common Share Purchase Rights, of CP Ships Limited and further agree that this Joint Filing Agreement shall be included as an Exhibit to such joint filings.

        The undersigned further agree that each party hereto is responsible for the timely filing of such Schedule 13D and any amendments thereto, and for the accuracy and completeness of the information concerning such party contained therein; provided, however, that no party is responsible for the accuracy or completeness of the information concerning any other party, unless such party knows or has reason to believe that such information is inaccurate.

        This Joint Filing Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.

        IN WITNESS WHEREOF, the undersigned have executed this Agreement as of October 31, 2005.

SHIP ACQUISITION INC.
By:	/s/ DIETER BRETTSCHNEIDER Name: Dieter Brettschneider Title: President and Chief Executive Officer

TUI AG
By:	/s/ MICHAEL FRENZEL Name: Dr. Michael Frenzel Title: Chairman and Chief Executive Officer

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JOINT FILING AGREEMENT